UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2008

SmartHeat Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53052	98-0514768

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7

Shenyang Economic and Technological Development Zone

Shenyang, China 110027

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code:   +86 (24) 2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2008, the board of directors (the "Board") of SmartHeat Inc. ("SmartHeat" or the "Company"), acting by Written Consent in lieu of a meeting, (i) approved an increase in the size of the Board from one director to five directors in accordance with the provisions of Article V of SmartHeat's Articles of Incorporation and Article II, Section 2.02 of SmartHeat's Amended and Restated Bylaws (the "Bylaws") and (ii) appointed the following individuals to fill the vacancies created by the increase in the size of the Board in accordance with the provisions of Article II, Section 2.06(a) of the Bylaws:

Frederic Rittereiser - Mr. Rittereiser, 71, has served on the Board of Directors of AgFeed Industries, Inc. since 2007. From October 1996 until retiring in 2002, Mr. Rittereiser served as Chairman of the Board and Chief Executive Officer of Ashton Technology Group, Inc., a company that develops and commercializes online transaction systems for the financial industry. Mr. Rittereiser is deemed an independent director within the meaning of applicable NASDAQ Stock Market ("NASDAQ") and Securities and Exchange Commission ("SEC") rules and has been appointed to each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee of SmartHeat.

Arnold Staloff - Mr. Staloff, 63, has served on the Boards of Directors of Lehman Brothers Derivative Products Inc. since 1998, Lehman Brothers Financial Products Inc. since 1994, Exchange Lab Inc. since 2001, AgFeed Industries, Inc. since 2007 and Shiner International Inc. since 2007. From December 2005 to May 2007, Mr. Staloff served as Chairman of the Board of SFB Market Systems, Inc., a New Jersey-based company that provides technology solutions for the management and generation of options series data. From March 2003 to December 2005, Mr. Staloff was an independent consultant. From June 1990 to March 2003, Mr. Staloff served as President and Chief Executive Officer of Bloom Staloff Corporation, an equity and options market-making firm and foreign currency options floor broker. Mr. Staloff holds a Bachelor of Business Administration from the University of Miami. Mr. Staloff is deemed an independent director within the meaning of applicable NASDAQ and SEC rules and has been appointed to each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee of SmartHeat.

Weiguo Wang - Dr. Wang, 43, serves as Assistant Secretary General of the China Standardization Committee on Boilers and Pressure Vessels, a position he has held since March 2005. Additionally, Dr. Wang has served as a Director of the China Special Equipment Inspection and Research Agency since January 2007 and Deputy General Manager of Boilers Standard (Beijing) Technology Services Center Co., Ltd. since March 2004. From July 2001 to December 2003, Dr. Wang was a teacher at Tianjin University, China. Mr. Wang holds a Bachelor’s degree in Mechanics, a Master’s degree in Fluid Mechanics and a PhD in Fluid Mechanics, all from Beijing University. Dr. Wang is deemed an independent director within the meaning of applicable NASDAQ and SEC rules and has been appointed to each of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee of SmartHeat.

Wenbin Lin - Mr. Lin, 63, is one of the original founders of Shenyang Taiyu Machinery & Electronic Equipment Co., Ltd. in 2002.1 From December 2003 to October 2004, Mr. Lin served as Deputy Chairman and General Manager of Shenyang Huanggu Thermoelectricity Heating Inc.

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1               As previously reported, on April 14, 2008, the Company entered into and consummated a series of agreements which resulted in the acquisition of all of share capital of Shenyang Taiyu Machinery & Electronic Equipment Co., Ltd, a plate heat exchange products company organized under the laws of the People's Republic of China, the divestiture of the Company's prior exploration business, and the change of the Company's name to SmartHeat Inc.

From November 2002 to December 2003, Mr. Lin served as Chairman and General Manager of Shenyang Heat Power Co. Ltd. From September 1999 to May 2002, Mr. Lin served as Chairman of Shenyang Thermoelectric Corp. From January 1991 to August 1999, Mr. Lin held a variety of positions within the government of Shenyang City in the People's Republic of China ("China"), including Director of the Economic Development & Reform Commission from February 1998 to August 1999, Director of Shenyang City’s Economics & Trade Commission from May 1995 to January 1998 and Deputy Director for the Economic Planning Commission from January 1991 to April 1995. Mr. Lin holds a Bachelor’s degree in Press Machinery from China's Anshan Steel Technical College. Mr. Lin is not deemed an independent director within the meaning of applicable NASDAQ and SEC rules; however, the Board of Directors has determined that, in light of the relative newness of SmartHeat as a public company and the unique circumstances relating to conducting the Company's operations in China, it is advisable and in the best interests of SmartHeat and its shareholders that Mr. Lin be appointed to each of the Compensation Committee and Corporate Governance and Nominating Committee of SmartHeat.

Item 7.01	Regulation FD Disclosure.

On June 23, 2008, SmartHeat issued a press release announcing the appointment of Messrs. Lin, Rittereiser and Staloff and Dr. Wang to the SmartHeat Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1.

This exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of Shiner under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit 99.1 - Press Release of SmartHeat Inc. dated June 23, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	June 23, 2008

SMARTHEAT INC.
By:	/s/ Jun Wang

Jun Wang
Chief Executive Officer

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